EXHIBIT 1.02

IXYS CORPORATION

CONFLICT MINERALS REPORT

2013

COMPANY OVERVIEW

IXYS Corporation, or IXYS, is a manufacturer of semiconductors, including power semiconductors, mixed-signal integrated circuits and microcontrollers, and of certain electronic systems and subsystems, such pulse generators. IXYS determined that its products contained tantalum, tin, tungsten and gold, collectively defined as conflict minerals, although the conflict minerals vary by product.

In conducting its business, IXYS is several levels removed from the actual mining of conflict minerals. IXYS does not make purchases of raw ore or unrefined conflict minerals and makes no purchases in the Democratic Republic of the Congo or an adjoining country.

REASONABLE COUNTRY OF ORIGIN INQUIRY

IXYS conducted a reasonable country of origin inquiry, or RCOI, to determine whether the conflict minerals necessary to the functionality or production of its products originated in the Democratic Republic of the Congo or an adjoining country or are from recycled or scrap resources. IXYS contacted suppliers of items incorporated in its products or used in its manufacturing that potentially contained conflict minerals, referred to in this Report as a supplier, and asked them to provide information on (1) the conflict minerals contained in each of the items supplied by that supplier and (2) the source of the conflict minerals, including smelter information and location of mines. Each supplier was asked to complete the Electronic Industry Citizenship Coalition Global e-Sustainability Initiative (EICC-GeSI) Conflict Minerals Reporting Template. Not all suppliers responded.

DUE DILIGENCE

The due diligence framework applicable to IXYS was The Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas.

The IXYS due diligence exercise included:

1. Submitting the EICC - GeSI Conflict Minerals Reporting Template to each supplier of items potentially containing conflict minerals. That template provided a standardized method for IXYS to use in the collection of representations, statements and data from suppliers relative to the presence, use, source and chain of custody of conflict minerals in supplier items that are incorporated in IXYS products or used in manufacturing. Not all suppliers responded.

2. Submitting the EICC-GeSI’s Smelter Reference List, which is a compilation of names and locations of known smelters and refiners, to each supplier of items potentially containing conflict minerals.

3. Comparing smelters identified in the reporting templates against the list of smelter facilities which have been identified as “conflict free” by the EICC-GeSI Conflict Free Sourcing, or CFS, program. The CFS program is a voluntary program whereby an independent third party evaluates smelter procurement activities to determine whether a smelter has sufficiently demonstrated that all materials processed by that smelter originated from sources that do not directly or indirectly finance or benefit armed groups in the Democratic Republic of the Congo or an adjoining country.

In numerous cases, IXYS received conflicting or incomplete information regarding the facilities utilized to process necessary conflict minerals, as well as insufficient information regarding the mines or sources of origin of those conflict minerals.

Of the 61 smelters identified to IXYS by its suppliers, 50 were on the CFS list and 11 were not on the CFS list. The 11 smelters were located as follows: seven in China, one in the United Kingdom, one in Brazil, one in Taiwan and one in Italy. IXYS was not provided with any information regarding the mines from which the 11 smelters sourced their conflict minerals.

ADDITIONAL RISK FACTORS

The statements included in this Conflict Minerals Report are based on the information available at the time of filing. A number of factors could introduce errors or otherwise affect our statements.

These factors include, but are not limited to: (i) gaps in supplier or smelter data; (ii) errors or omissions by suppliers or smelters; (iii) the definition of a smelter was not finalized at the end of the 2013 reporting period; (iv) uncertainty or varied interpretations of the disclosure requirements described in the SEC final rules; (v) all instances of conflict minerals necessary to the functionality or manufacturing of our products may not yet have been identified; (vi) timeliness of data received from our suppliers; (vii) information that is in the public domain may not be discovered; (viii) there may be errors in publicly available information; (ix) language barriers or errors in translation could lead to inaccurate information; (x) many suppliers and smelters are unfamiliar with the due diligence process and information required to be provided due to this new regulation, which could lead to inaccurate responses; (xi) there could be oversights or errors in smelter audits; (xii) materials sourced from the Democratic Republic of the Congo or an adjoining country could be inaccurately declared secondary materials; (xiii) difficulties obtaining information from companies that are no longer in business; (xiv) certification programs are not equally advanced for all industry segments and metals; and (xv) smuggling of conflict minerals outside the Democratic Republic of the Congo or an adjoining country may make identification of their origin more difficult.